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Exhibit 99-Press Release of Amistar Corporation dated May 6, 2004, reporting
Amistar's financial results for the first quarter 2004.

AMISTAR REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, May 6, 2004 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three months ended March 31, 2004.

Net sales for the three months ended March 31, 2004 were $3,056,000 compared to $2,769,000 for the same quarter in 2003, a growth of 10%.

There was a net loss for the three months ended March 31, 2004 of $351,000 or $0.11 per share compared to a net loss of $146,000 or $0.05 per share in the first quarter of 2003.

The loss in the current quarter was due primarily to formation costs related to the Company's new subsidiary, retail-market automation machine development costs, reduced gross margins resulting from a 14% decline in AMS division sales and partially offset by profitability in the AIA division from an increase in machine sales.

During the quarter ended March 31, 2004, the Company incurred $210,000 in formation and machine development costs in anticipation of forming the Company's new subsidiary, Distributed Delivery Networks Corporation ("ddn"). The formation was completed and capitalized on April 7, 2004.

Commenting on the results, Stuart Baker said, "I am encouraged by the increased sales shown by Amistar Industrial Automation (AIA) during the first quarter, which yielded a small segment profit for the quarter. During that same time period, Amistar management devoted significant effort towards the establishment of a new corporate subsidiary, Distributed Delivery Networks Corporation ("ddn"), of which 51% is owned by Amistar. We expect ddn's first product to be substantially complete in the third quarter of this year, allowing sales to begin in the fourth quarter."

Baker continued, "We believe this is a highly strategic step for the Company, as there are strong synergies between Amistar's core strengths in product design, development, engineering and manufacturing and ddn's core strengths in marketing, sales, installation and service. We expect that this venture allows Amistar to diversify beyond the traditional market segments for our services and solutions, while providing an avenue for rapid growth, both in sales and profitability, over the coming years."

                       Condensed Statements of Operations
                                                         Three Months Ended
                                                              March 31,
                                                       2004             2003
                                                   ------------     ------------
Net Sales                                          $ 3,056,000      $ 2,769,000
Cost of Sales                                        2,527,000        2,221,000
                                                   ------------     ------------
Gross Profit                                           529,000          548,000
Operating Expenses                                     879,000          690,000
                                                   ------------     ------------
Operating Loss                                        (350,000)        (142,000)
Other Income  (Expense)                                     --           (3,000)
                                                   ------------     ------------
Loss Before Income Taxes                              (350,000)        (145,000)
Income Taxes                                             1,000            1,000
                                                   ------------     ------------
Net Loss                                           $  (351,000)     $  (146,000)
                                                   ============     ============

Loss Per Common Share-
   Basic and Diluted                               $     (0.11)     $     (0.05)
                                                   ============     ============

Shares Used In Per Share Calculation-
   Basic and Diluted                                 3,080,607        3,082,878
                                                   ============     ============

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10-K. Actual results may differ materially from anticipated results.

Amistar Corporation provides industrial automation solutions and contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products.

Additional information about Amistar is available at www.amistar.com.

Gregory Leiser
Vice-President Finance and CFO
760-471-1700
GREGL@amistar.com